Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 12, 2007, on the consolidated financial statements of Oncovista, Inc. for the years ended December 31, 2006 and 2005, included herein on the registration statement of OncoVista Innovative Therapies, Inc. (formerly Aviation Upgrade Technologies, Inc.) on Form SB-2/A (amendment No. 1), and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 12, 2007 contained an explanatory paragraph that states that the company has a net loss of $8,668,222 and net cash used in operations of $2,914,591 for the year ended December 31, 2006 and at December 31, 2006 has a working capital deficit of $635,648, accumulated deficit of $10,490,530, and a total stockholders’ deficit of $5,568,288. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Berman & Company, P.A.
Certified Public Accountants
/s/ Berman & Company, P.A.

Boca Raton, Florida
January 8, 2008